Exhibit 3.7

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DIVERSIFIED DATA DEVELOPMENT CORPORATION

HORACE J. CLARK and NOELLE E. CLARK PORTER certify that:

1.	They are the President and Secretary, respectively, of DIVERSIFIED DATA DEVELOPMENT CORPORATION, a California corporation.

2.	The Articles of Incorporation of this corporation arc amended and restated to read as follows:

“I

The name of this corporation is:

Diversified Data Development Corporation

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue only one class or shares of stock, and the total number of shares which this corporation is authorized to issue is fifty thousand (50,000).

IV

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through by-law provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

VI

This corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

3.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 800. The number of shares voting in favor of the amendment equated or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate arc true and correct of our own knowledge.

Date: March 8, 2004

/s/ Horace J. Clark
HORACE J. CLARK, President

/s/ Noelle E. Clark Porter
NOELLE E. CLARK PORTER, Secretary

2